June 26, 2014

Groupon Adds Ann Ziegler to Board of Directors;
Announces Appointment of Dane Drobny as Senior Vice President, General Counsel and Corporate Secretary

CHICAGO – (BUSINESS WIRE) – Groupon, Inc. (NASDAQ: GRPN) announced the appointment of Ann Ziegler as an independent director, effective immediately. Ms. Ziegler’s appointment expands the board to eight directors, six of whom are independent directors. Ms. Ziegler will be a member of the firm’s Compensation and Nominating and Corporate Governance Committees.

Ms. Ziegler is Senior Vice President and Chief Financial Officer of CDW, Inc., a leading provider of technology solutions for business, government, education and healthcare, and a Fortune 500 company. She joined CDW in 2008.

“Ann’s 25 years of broad experience in technology solutions and consumer industries will add a valuable perspective to our board of directors,” said Ted Leonsis, Chairman. “We appreciate her willingness to serve as a director and look forward to benefiting from her judgment and counsel.”

Prior to joining CDW, Ms. Ziegler held a number of executive positions with Sara Lee, including finance, strategy and general management roles in both United States and international businesses. She holds a B.S. in economics from the College of William and Mary and a J.D. from the University of Chicago Law School. She also serves on the board of directors of Hanesbrands, Inc.

Groupon also announced the appointment of Dane Drobny as Senior Vice President, General Counsel and Corporate Secretary, effective July 7, 2014. Current General Counsel David Schellhase will remain with Groupon as a strategic advisor.

“We’re excited to have Dane join us as General Counsel,” said Eric Lefkofsky, CEO. “His retail expertise will be a great addition to our talented senior leadership team.”

Mr. Drobny was most recently Senior Vice President, General Counsel and Corporate Secretary at Sears Holdings Corporation, a leading integrated retailer with more than 2,350 full-line and specialty retail stores in the United States and Canada. Previously, he was a partner at the international law firm of Winston & Strawn. Mr. Drobny has a B.A. degree from Colgate University and earned a J.D. from Washington University School of Law.

About Groupon

Groupon (NASDAQ: GRPN) is a global leader of local commerce and the place you start when you want to buy just about anything, anytime, anywhere.  By leveraging the company’s global relationships and scale, Groupon offers consumers a vast marketplace of unbeatable deals all over the world. Shoppers discover the best a city has to offer on the web or on mobile with Groupon Local, enjoy vacations with Groupon Getaways, and find a curated selection of electronics, fashion, home furnishings and more with Groupon Goods.

Groupon is redefining how traditional small businesses attract, retain and interact with customers by providing merchants with a suite of products and services, including customizable deal campaigns, credit card payment processing capabilities, and point-of-sale solutions that help businesses grow and operate more effectively. To search for great deals or subscribe to Groupon emails, visit www.Groupon.com. To download Groupon's five-star mobile apps, visit www.groupon.com/mobile. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.GrouponWorks.com